Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2021 (except for the restatement described in Note 18 and the effects thereof, as to which the date is May 6, 2021) with respect to the consolidated financial statements of Daseke, Inc. and our report dated February 26, 2021 (except for the material weakness discussed in Management’s Report on Internal Control over Financial Reporting, as to which the date is May 6, 2021) with respect to internal control over financial reporting of Daseke, Inc., both included in the Annual Report of Daseke, Inc. on Form 10-K/A for the year ended December 31, 2020, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Dallas, Texas
June 23, 2021